EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-99647 on Form SB-2 and Nos. 333-102203 and 333-143194 on Form S-8 of Somerset Hills Bancorp of our report dated March 11, 2013 which is included in this Annual Report on Form 10-K of Somerset Hills Bancorp for the year ended December 31, 2012.

Crowe Horwath LLP

Livingston, New Jersey
March 11, 2012